Contacts:
Cris Larson	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8505	360-668-3701
Cris.Larson@pdl.com	jennifer@cwcomm.org

PDL BioPharma Appoints Caroline Krumel as Vice President of Finance
and Thanks Karen Wilson for her Contributions

INCLINE VILLAGE, NV, January 25, 2011 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced the appointment of Caroline Krumel, CPA to the position of vice president of finance and chief accounting officer, effective January 31, 2011. Ms. Krumel will replace Karen Wilson, who is leaving PDL to return to California.

“Caroline brings over 15 years of experience spearheading all financial functions in a variety of private and public companies,” said John McLaughlin, president and chief executive officer of PDL BioPharma. “Her financial acumen within agile corporate environments coupled with her knowledge of financial and accounting procedures make her an ideal fit for PDL as we manage our royalty assets and evaluate additional royalty purchase opportunities.”

Before joining the Company, Ms. Krumel most recently served as Vice President, Finance from 2007 to 2010 at VaxGen Inc., a public company focused on the development of vaccinations until a merger transaction with diaDexus, Inc. in 2010. From 2006 to 2007, Ms. Krumel worked for Frank, Rimerman + Co. LLP, one of the largest locally-owned providers of accounting and consulting services in Northern California, where she delivered accounting services for various companies. Prior to 2006, Ms. Krumel worked at Santa Clara University in the Department of Accounting (academic), where she was instrumental in increasing student enrollment in the department’s advanced accounting certificate program.  Ms. Krumel is a certified public accountant and holds a Master of Public Management from the University of Maryland at College Park and a Bachelor of Arts in Political Science with honors from the University of North Carolina at Chapel Hill.

“On behalf of PDL,” John McLaughlin said, “I want to thank Karen for her numerous contributions and wish her continued success in her future ventures.” Ms. Wilson, who joined the Company in April 2009, was instrumental in helping the Company accomplish many transition-related goals relating to both the spin-off of Facet Biotech Corporation and the Company’s relocation to Nevada. Ms. Wilson has made a number of significant contributions to the Company, including the winding-up of certain pre-2009 activities and helping establish the infrastructure necessary to facilitate the Company’s accounting and financial reporting going forward.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed by leading pharmaceutical and biotechnology companies today based on patents which expire in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

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